Exhibit 10.18

(English Translation)

Zhongshan Municipality

Labor Contract

(Applicable to Full-Time Employment)

Zhongshan Municipal Labor and Social Security Bureau Draws Up

Party A (The Employer)

Name: MenQ Technology Group Limited
Address: Block C, Zhennan Road, South District, Zhongshan City, Guangdong Province, P.R.C.
Legal representative:
(Main Person in Charge) Liu Hai Qi
ID: P595915(6)
Contact: Liu Hai Qi
Address: Block C, Zhennan Road, South District, Zhongshan City, Guangdong Province, P.R.C.
Tel: 0760-86185880

Party B (The Employee)

Name: Chen Tiannam
Gender: Male
ID:
Address: Block C, Zhennan Road, South District, Zhongshan City, Guangdong Province, P.R.C.
Tel: 0760-28198888

According to the Labor Law of the People’s Republic of China (The Labor Law hereafter), the Law of the People’s Republic of China on Employment Contracts (The Employment Contract Law hereafter), relative laws and regulations, Party A and Party B sign this contract abiding by principles of lawful, fair, equal and voluntary, negotiation, honest and faithful, and will obey all the regulations set forth by this contract.

1.          Contract Term

              1.1     Both Parties agree to follow the 1.11 way of deciding the contract term below:

                         1.11 Fixed Term: From 2009/10/01 to 2011/09/30.

                         1.12 Open-ended (labor) Term: From (year) (month) (day)

                         1.13 Confirm the term based on task: From(year) (month) (day) to the date the task of__________ been finished. The mark of finishing the task is __________.

              1.2     Probation period None (The probation period is included in the contract term, if there is no probation period, please write “none”)

2.          Job Responsibility and Location

             Party B’s job responsibility (position or type of work): Chairman
             Party B’s working location: Company’s designated place

3.          Working Time and Holidays

              3.1 Both Parties agree to follow the First way below to decide Party B’s working time.

                        3.11 Standard working hours; 8 hours per day and guarantee Party B to have 2 days rest per week.

                        3.12 Comprehensive working hour, which means the position of Party B could apply comprehensive working hour which has been examined and approved by the administrative authority of Labor and Social Security.

                        3.13 Flexible working hour, which means the position of Party B could apply flexible working hour which has been examined and approved by administrative authority of Labor and Social Security.

              3.2 If Party A needs to prolong the working hour due to manufacturing or management need, Party A should execute according to the Clause 41 of The Labor Law.

              3.3 Party B should have the right to enjoy legal festivals and holidays such as marriage leave, maternity leave, funeral leave etc.

4.          Salary

              4.1 Upon bilateral agreement, both parties determines to execute 4.11 way of salary payment method

                    4.11 Working time basis; Party B’s salary shall be nil yuan during probation period; after the probation period, the salary during normal working hours shall be 20,000 yuan. The salary should not be lower than the lowest salary of the year publicly announced by the city government.

                    4.12 Work load basis; Party B’s monthly salary is according to reasonable determination of working load and unit price and would be announced to the public. During the normal working hours, When Party B completes the assigned work, the salary for normal working hours should not be lower than the lowest salary of the year publicly announced by the city government.

              4.2 Party A distributes salary on 20th of every month. Party A’s salary payment circle shall be the 1st of each moth to the 31st of each month (the salary payment circle shall not exceed 1 month). In the even that the salary distribution day is holiday or days for rest, the salary shall be paid on the most closing working day.

              4.3 Party B’s overwork salary, holiday salary and salary under special circumstances should be paid according to related laws and regulations.

              4.4 The paid leave granted by Party A to Party B shall be in accordance to the calculation methods for the salary for normal working time and the related policies and regulations.

5.          Social Insurance and Welfare

             5.1     Both Parties should join the social insurance plan and pay the insurance fee according to the governmental regulations. Party A shall deduct the social insurance fee, which shall be born by Part B from Party B’s salary and submit the payment on behalf of Party B.

             5.2 Other welfare - Shall be executed in accordance to related regulation of the company

6.          Labor protection, working conditions, protection against occupational hazards

             6.1     Based on labor protection regulation of the city, the province and the country, Party A provide working place that is in line with the safety and health standard of the country and necessary labor protection products to ensure the safety and health of Party B during the work. In the event that Part B is possibly to incur occupational hazards, Party A shall inform Party B and protect Party B’s health and other benefits in according to “Occupational Hazards Protection Law”;

             6.2     Based on the job position or Party B, Party A shall provide Party B with necessary labor protection tools;

             6.3     Based on regulation of the city, the province and the country, Party A is prepared to give special protection for women.

             6.4     In the event that Party B incurs sickness from occupational hazards, injuries or death from work, Party A shall deal with such events in accordance to “insurance regulation of professional injuries”, “Guangdong Province regulation of labor contracts” extra.

7.          Amendment to the Labor Contracts

             7.1 In the event that either party is willing to amend the related content of contracts, it shall inform the other Party in written form.

             7.2 Upon bilateral agreements of Party A and Party B, the contracts should be amended in writing.

Regulations

             7.3     For regulations made by Party A according to the law, Party B should be informed.

             7.4     Party B should comply with the regulations of the city, the province and the country and regulations made by Party A, finish work on time, improve its vocational skills, and abide by the safety operation rule and ethics.

             7.5     Party B should comply with regulations related to family planning of the city, the province and the country.

8.           Contract Rescission and Termination

              8.1     The contract could be rescinded on mutual agreement of both Parties.

                         8.11 Upon bilateral agreements, the contract can be terminated. In the event that the termination is requested by Party A, Party A shall provide economic compensation to Party B in accordance to related regulations.

                         8.12 Under the following circumstances, Party A could terminate the contract,

(1) The contract could be rescinded on the condition that Party B informs Party to be proved not conform to the employment qualifications in probation;

(2) Serious violation of the rules and regulations of Party A;

(3) Serious dereliction of duty and corruption which leads to great damage to Party A;

(4) Party B establishes working relations with other employers simultaneously and seriously influences the task of Party A or refuses to correct after Party A’s notice;

(5) Party B forces Party A to sign or alter this contract disobeying Party A’s true intention by means of swindling, coercing or utilizing the precarious situation Party A is in;

(6) Party B has criminal responsibility to be investigated and dealt with in accordance with the law;

(7) Party B incurs sickness or occupational hazards and is not able to perform the work under such labor contract or any other type of work arranged by Party A after medical treatment;

(8) Party B is not eligible for the work and is still not eligible for the work after training or job changes;

(9) Material change to the objective circumstances when the contract is entered caused such contract is not able to be acted and both parties can not reach bilateral agreement to the amendment of such contract.

              Party A shall terminate the contracts based on clauses (7), (8), (9) and shall provide written notice to Party B or pay Party B one month salary in addition and provide economic compensation to Party B according to regulations. In the case that the termination is based on clause (7), Party A shall pay Party B medical supplemental fee in accordance to related regulations.

                         8.13 In the case that Party B is willing to terminate such contract, it shall give Party A written notice 30 days in advance; During the probation period, it shall give notice to Party A 3 days in advance.

                         Under any of the following circumstances, Party B could terminate the contract and seeks economic compensation from Party A in accordance to regulations:

(1) Party A does not provide working protection or working conditions as agreed in the employment contract;

(2) Party A does not pay the full amount of salary in time;

(3) Party A does not pay social insurance fee for Party B according to law;

(4) Party A’s rules and regulations do not obey laws and regulations and harm Party B’s rights and interests;

(5) Party A forces Party B to sign or revise this contract disobeying Party B’s true intention by means of swindling, coercing or utilizing the precarious situation Party B is in;

(6) Party A avoids lawfully designated responsibilities, eliminates Party B’s rights and interests and leads to the invalidity of the contract.

(7) Party A disobeys mandatory provisions of the laws and administrative regulations and leads to the invalidity of the contract.

(8) Party A forces Party B to work by means of violence, threaten or illegal restriction of personal freedom, or Party A breaks rules and regulations and conducts or imposes illegal operations on Party B and does harm to Party B’s personal safety;

(9) Other circumstances in which Party B could rescind the contract regulated in the laws and administrative regulations.

                         In the case of circumstance in clause (8), Party B shall terminate labor contract immediately without notifying Party A.

                         8.14 Under any of the circumstances below, party A shall not terminate the contract according to clause 40 & 41 of “Labor contract law”.

(1) Party B performs tasks likely to cause occupational hazards and does not conduct health examination prior to leave, is considered to be likely occupation hazard’s patients or is during the medical investigation period;

(2) Party B suffers from occupational hazards during working for Part A or is injured from work and confirmed to lose partial or entire working capabilities;

(3) Party B is during the sickness or injured not from work and is during the medical treatment period;

(4) During the period of pregnancy, the period of giving a birth and lactation of Female employees;

(5) Party B has been continuously working for Party A for 15 years and less than 5 years to legal retiring age;

(6) Other circumstances under the law and administrative regulations

          8.2 Termination of labor contract

                      8.21 The contract shall be terminated when the contract term has come to an end or any condition under legal termination;

                      8.22 Under any of the circumstances below, Party A shall provide economic compensation to Party B,

(1) Besides the situation that when the contract term expires when Party A intends to renew the contract under the same terms or better terms and Party B refuses to renew the contract;

(2) Party A files the bankruptcy;

(3) Party A has been invalidated the business license, ordered to close, withdraw or Party A decides to dissolve ahead of schedule;

(4) Other circumstances under law and administrative regulations;

                      8.23 Under the any of the circumstances described in 8.14, Party A shall renew the contract with Party B to the expiration of corresponding circumstances while the contract expires. Party A shall execute in accordance to the related labor insurance regulation of country and province when the termination is due from Party B’s labor hazards or injuries from work and is confirmed to lose partial or entire labor capabilities;

          8.3 Party A shall rescind or terminate the labor contract at the same time provide evidence on the termination or rancidness and complete the transfer of files and social insurance for Party B.

          8.4 Party A terminates or rescinds the contracts in violation of regulations of “Labor contracts” and if Party B requests to continuously act under the labor contract, Party A shall do so; Party B does not request to continuously perform terms of labor contract or the contract is no longer able to be performed, Party A shall compensate Party B in double of standard economic compensation in accordance to regulations;

9 Confidentiality

Without any material evidence indicating the information is public or prior written approval by the other party, either parties hereto shall not disclose any commercial information involved in or acquired from either party in the performance of this contract. This confidentiality shall be continuously effective after expiration of this contract. The one party shall be indemnified corresponding loss caused by the other party’s violation of this term.

10. Notice and Delivery

Any and all notices, documentation, instruments and materials delivered or given in the performance of this contract by both parties shall be delivered or sent to address described in this contract. If change address or telephone number, one party shall notify the other party in written letter.

11. Dispute Settlement

The Party B shall attempt to bring up the issue to Party A or its work union for settlement if Party B consider party A infracts or infringes upon his/her legal right. If the dispute can not be resolved, the Party B shall seek complaints for Party A’s local labor protection administrative department.

Both Parties shall attempt to negotiated to resolve any dispute in good faith between them regarding this Agreement first. If the negotiation do not work, Party B shall seek mediation for Party A’s local labor dispute mediation committee within thirty business days as of the date of occurrence of dispute or apply arbitration for labor dispute arbitration committee within sixty business day.

12. The terms of this contract according with new rules and regulations shall be performed in accordance to rules, regulation and decrees newly stipulated by municipal, provincial and national governmental department.

13. Others

The Party B shall voluntarily obey work arrangement by Party A in accordance to rules of national overtime-work control.

The Party B shall be in charge of, included but not limited, following daily matter:

1)	Wisegate International Limited
2)	Clever Aim Development Limited
3)	MenQ International Limited
4)	MenQ Technology Limited

14. The following document shall be deemed annex of this contract and the equal effectiveness to this contract.

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